EXHIBIT 99.2

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

PennantPark Floating Rate Capital Ltd. and Subsidiaries

Our audits of the consolidated financial statements and internal control over financial reporting referred to in our report dated November 24, 2025, (appearing in the accompanying Form 10-K) also included an audit of the senior securities table of PennantPark Floating Rate Capital Ltd and Subsidiaries (the Company) appearing in Part II, Item 7 in this Form 10-K. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements.

In our opinion, the senior securities table, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ RSM US LLP

New York, New York

November 24, 2025